Exhibit 10.44
February 3, 2009
Patrick Sullivan
c/o Sovereign Bancorp, Inc.

Re:	Agreement and General Release
Dear Pat:
          This Agreement and General Release (“Agreement and Release”) confirms our discussions regarding your employment with Sovereign Bancorp, Inc. (and/or its related entities, defined as “Sovereign”).
          In consideration for your signing and returning (and not revoking) this Agreement and Release, Sovereign will provide you with the following benefits to which you are not otherwise entitled:
(i)	$1,268,152 which represents an amount approximately equal to the change in control or termination benefits set forth in your prior employment agreement and/or change in control agreement with Sovereign (less applicable deductions and withholdings). Sovereign will provide this payment to you notwithstanding that you have chosen not to resign for Good Reason; and

(ii)	an employment agreement as attached hereto as Exhibit A.
          In order to be eligible to receive the payment and other benefits described above to which you are not otherwise entitled, you are required to agree to the terms contained in this Agreement and Release, including the General Release provisions set forth below, indicate your agreement by signing and returning this Agreement and Release, and not revoke this Agreement and Release as provided below.
          In consideration for receiving the change in control or termination benefits amount described above without your having to resign for Good Reason and for the offer of the employment agreement, you hereby agree to release Sovereign and any and all of Sovereign’s predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees and agents (of either Sovereign or any and all of Sovereign’s predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates and related entities) (including, but not limited to, Banco Santander, S.A. and its parents, subsidiaries, affiliates or related entities) (collectively “Sovereign Entities & Officials”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind including, but not limited to, all matters arising out of your employment with Sovereign (or its parents, subsidiaries, affiliates or related entities), and of and from any change in control or termination provisions. This release includes, but is not limited to, any and all alleged claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the New York State and New York City Human Rights Laws, the New York Labor Law, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Massachusetts Fair Employment Practices Act, the Massachusetts Age Discrimination Law, the Massachusetts Equal Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other local, state, federal or foreign law, regulation, ordinance or rule having any bearing whatsoever on the terms and conditions of your employment and the cessation thereof. By signing this Agreement and Release, you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement and Release is executed by you. Notwithstanding the foregoing, this release is not intended to release any rights to indemnification, if any, pursuant to Sovereign policy or applicable law.
          You acknowledge and agree that any employment agreement, offer letter and/or any agreement regarding change in control or termination benefits, previously entered into between you and Sovereign are immediately null and void.
          In addition, you will keep in confidence and will not, except as specifically authorized in writing by Sovereign or as otherwise required by law, disclose to any third party or use for the benefit of yourself or any third party any confidential or proprietary information about Sovereign (or its parents, subsidiaries, affiliates or related entities) which you acquired, developed or created by reason of your employment, except for information that is or becomes public other than through your breach of this paragraph.
          You agree that you will cooperate with Sovereign (or its parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any current or future investigation or litigation relating to any matter with which you were involved or of which you have knowledge or which occurred during your employment. Such assistance will include, but not be limited to, depositions and testimony and will continue until such matters are resolved. Sovereign will provide you with reasonable notice whenever possible of the need for your cooperation.

          If you breach this Agreement and Release, in addition to any other remedies available, Sovereign will seek restitution and/or offset of any payments or benefits provided to the extent permitted by law.
          This Agreement and Release does not affect your entitlement to previously accrued or vested benefits to which you may be entitled under any Sovereign savings and/or pension plans. Your rights to benefits under any Sovereign savings and/or pension plan will be determined by law and in accordance with the terms of the specific plan.
          Since your execution of this Agreement and Release releases Sovereign and any Sovereign Entities & Officials from all claims you may have, you should review this carefully before signing it. You can take at least twenty-one (21) days from your receipt of this Agreement and Release to consider its meaning and effect and to determine whether you wish to enter into it. During that time, you are advised to consult with anyone of your choosing, including an attorney, prior to executing this Agreement and Release. Any modifications to this Agreement and Release (and the attached Exhibit A), whether material or immaterial, will not restart the twenty-one (21) day period.
          Once you have signed this Agreement and Release, you may choose to revoke your execution within seven (7) days. Any revocation of this Agreement and Release must be in writing and personally delivered to Thomas J. McAuliffe, Sovereign Bancorp, Inc., 75 State Street, Boston, Massachusetts 02109, or if mailed, postmarked within seven (7) days of the date upon which it was signed by you.
          TO RECEIVE THE PAYMENT AND OTHER BENEFITS DESCRIBED ABOVE, YOU MUST SIGN (AND HAVE NOTARIZED) AND RETURN THE AGREEMENT AND RELEASE NO LATER THAN FEBRUARY 27, 2009, AND DELIVER THE ATTACHED LETTER INDICATING THAT YOU HAVE NOT REVOKED YOUR AGREEMENT SEVEN (7) DAYS AFTER THE DATE YOU SIGN THIS AGREEMENT AND RELEASE. YOU MUST ALSO SIGN AND RETURN THE EMPLOYMENT AGREEMENT ATTACHED HERETO AS EXHIBIT A NO LATER THAN FEBRUARY 27, 2009. This Agreement and Release should be returned to Thomas J. McAuliffe, Sovereign Bancorp, Inc., 75 State Street, Boston, Massachusetts 02109. Sovereign will not make any payments or provide any other benefits pursuant to this Agreement and Release until after the seven (7) day period expires and Sovereign receives the attached letter indicating that you have not revoked your agreement.
          If any portion of this Agreement and Release is found to be unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then such portion will apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law. If any such portion cannot be modified to be enforceable, such portion will be deemed severed from this Agreement and Release and will not affect the validity or enforceability of the remainder of this Agreement and Release.
          This Agreement and Release will be null and void if you do not sign and return the employment agreement attached hereto as Exhibit A within the applicable time period.

          This Agreement and Release (including Exhibit A attached hereto) contains the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein, and that you have not relied on any other representations in executing this Agreement and Release. This Agreement and Release may be modified only in a document signed by the parties and referring specifically hereto.
          If you have any questions, please contact Tom Stypulkoski at (610) 526-6340.
Sincerely yours,
Sovereign Bancorp, Inc.
Thomas J. McAuliffe
Executive Vice President and
Managing Director of Human Resources

ACKNOWLEDGEMENT
          I AGREE TO THE TERMS AND CONDITIONS SPECIFIED IN THIS AGREEMENT AND RELEASE AND I INTEND TO WAIVE AND RELEASE ALL CLAIMS THAT I MAY HAVE AGAINST SOVEREIGN AND ANY SOVEREIGN ENTITIES & OFFICIALS. I UNDERSTAND THAT THIS WAIVER AND RELEASE CREATES A TOTAL AND UNLIMITED RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, EXISTING AS OF THIS DATE THAT I MAY HAVE AGAINST SOVEREIGN AND ANY SOVEREIGN ENTITIES & OFFICIALS.
          I HAVE HAD AMPLE TIME TO REVIEW THIS AGREEMENT AND TO CONSIDER MY GENERAL RELEASE OF ALL CLAIMS AS SET FORTH IN THIS AGREEMENT AND RELEASE. I AM SIGNING THIS AGREEMENT AND RELEASE KNOWINGLY, VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS TERMS AND EFFECTS. I UNDERSTAND THAT I CAN TAKE AT LEAST TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT AND RELEASE TO DETERMINE WHETHER I WISH TO SIGN IT, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT, AND THAT I HAVE SEVEN (7) DAYS FROM THE DATE I SIGN THIS AGREEMENT AND RELEASE TO REVOKE IT.
          I ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATIONS OR STATEMENTS NOT SET FORTH HEREIN. I WILL NOT DISCLOSE THIS AGREEMENT AND RELEASE TO ANYONE EXCEPT TO MY IMMEDIATE FAMILY AND ANY TAX, LEGAL OR OTHER COUNSEL THAT I HAVE CONSULTED REGARDING THE MEANING OR EFFECT OF THIS AGREEMENT, EXCEPT AS OTHERWISE REQUIRED BY LAW.
          In witness hereof, I have executed this Agreement and General Release this 12th day of February, 2009.

/s/ Patrick Sullivan
Patrick Sullivan

STATE OF	Massachusetts	)

		:	ss.: Boston

COUNTY OF	Suffolk	)
          On this 12th day of February, 2009, before me, a Notary Public of the State of Massachusetts, personally appeared PATRICK SULLIVAN, to me known and known to me to be the person described and who executed the foregoing Agreement and General Release and did then and there acknowledge to me that s/he voluntarily executed the same.

ILLEGIBLE
Notary Public

YOU MUST RETURN THE ENTIRE AGREEMENT AND GENERAL RELEASE
(INCLUDING THIS ACKNOWLEDGMENT PAGE).

February 12 , 2009
Thomas J. McAuliffe
Executive Vice President and
Managing Director of Human Resources
Sovereign Bancorp, Inc.
75 State Street
Boston, Massachusetts 02109

Re:	Agreement and General Release
     Dear Tom:
          On Feb 12, 2009, I executed a Agreement and General Release between Sovereign Bancorp, Inc. and me. I was advised in writing to consult with an attorney of my choosing prior to signing the Agreement and General Release.
          At least seven (7) days have elapsed since I executed the above-mentioned Agreement and General Release, and I have not revoked my acceptance or execution thereof. I hereby request payment of the monies and other benefits described in that Agreement and General Release.

Very truly yours,
/s/ Patrick Sullivan
Patrick Sullivan

EXHIBIT A
February 3, 2009
Patrick Sullivan
c/o Sovereign Bancorp, Inc.
Dear Pat:
     It is with great pleasure that we extend an offer setting forth the following terms for your continued employment with Sovereign Bancorp, Inc. (and/or its related entities, defined as “Sovereign”):

Title/Function:	Head of Corporate & Middle Market, initially reporting to Gabriel Jaramillo, President & Chief Executive Officer. Notwithstanding the foregoing, during your employment with Sovereign, Sovereign reserves the right, in its sole discretion, to modify your title, function, responsibilities and reporting relationships. You agree to use your best efforts, skill and ability to perform your duties and responsibilities, and to devote all of your business time and energy to the performance of your duties and responsibilities hereunder.

Work Location:	Your initial work location will be at the offices of Sovereign located in Boston, Massachusetts. You will be required, however, to travel to other locations based on business necessity.

Compensation:	For calendar year 2009 (“2009”), your salary will be paid at the rate of $400,113 per annum (less applicable deductions and withholdings), payable in accordance with Sovereign’s regular payroll practices.

In addition, for 2009, you will be eligible to receive a discretionary bonus, payable in accordance with Sovereign policy with respect to the payment of bonuses (as amended from time to time). The amount of the discretionary bonus, if any, will be determined by Sovereign in its sole discretion based on, among other things, your performance and the performance of Sovereign. Your discretionary bonus for 2009 will be in a target amount of $272,077 (“Discretionary Target Bonus”). Notwithstanding the foregoing, all bonus payments for 2009, if any, will be made no later than

March 15, 2010. In order to receive the Discretionary Target Bonus, if any, you must be in an “active working status” at the time of bonus payment (except as otherwise set forth below in the “Termination Other Than for Cause” paragraph).

Subsequent to 2009, if you are still employed by Sovereign and in “active working status” at the time of bonus payments for 2010 or subsequent years, Sovereign, in its sole discretion, may (but is not obligated to) pay a discretionary bonus to you for 2010 or subsequent years. The amount of any discretionary bonus, if any, may vary from year to year. Discretionary bonuses payable after 2009, if any, and will be payable in accordance with Sovereign policy with respect to the payment of bonuses, as amended from time to time.

For purposes of this letter, “active working status” means that you have not resigned (or given notice of your intention to resign) and have not been terminated (or been given notice of your termination).

Expenses:	Sovereign will reimburse you for all reasonable business expenses actually incurred by you in connection with the performance of your duties hereunder, in accordance with policies established by Sovereign from time to time and subject to receipt by Sovereign of appropriate documentation.

Compliance With
Policies And Procedures:	You agree to continue to be bound by and to comply fully with all policies and procedures for employees, including but not limited to, all terms and conditions set forth in any employee handbook, compliance manual and any other memoranda and communications pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended or established from time to time. These policies and procedures include, among other things and without limitation, your obligations to comply with Sovereign’s rules regarding confidential and proprietary information, trade secrets and intellectual property. Failure to comply with all such policies and procedures shall be grounds for disciplinary action by Sovereign, up to and including termination.

Termination Other Than
for Cause:	If your employment is terminated by Sovereign other than for cause prior to the date that Sovereign makes its regular payment of 2009 bonuses to its employees, you will receive (less applicable deductions and withholdings): (i) any salary that has been earned but unpaid up to the date of your termination; (ii) a pro-rated portion of the Discretionary Target Bonus amount of $272,077, based on the number of full months that you worked for Sovereign in 2009, which will be payable in accordance with Sovereign policy with respect to the payment of bonuses; and (iii) continued coverage under Sovereign’s group health insurance plan, at no charge, for two (2) years following the last day of your employment. You will not receive any additional payments other than those set forth above in this paragraph (whether a discretionary or guaranteed bonus, any additional salary, severance, or otherwise) whatsoever (except as otherwise set forth below in the “Retention Payment” paragraph).

Resignation/Termination
for Cause:	In the event that you resign or your employment is terminated by Sovereign for cause, you will not be entitled to any bonus (discretionary, guaranteed or otherwise), any severance or any termination payments referred to in the above paragraph (other than any Discretionary Target Bonus already paid to you as of the date of your resignation or termination), except that you will be entitled to salary earned prior to your resignation or termination (and, in the event of your resignation, except as otherwise set forth below in the “Retention Payment” paragraph).

For purposes hereof, “cause” shall mean that: (i) you committed an act constituting a misdemeanor involving moral turpitude, fraud or misrepresentation or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engaged in conduct that violated Sovereign’s internal policies or procedures and which is detrimental to the business, reputation, character or standing of Sovereign or any of its related entities; (v) you committed an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character or standing of Sovereign or any of its related entities; (vi) you engaged in a conflict of interest or self-dealing; or (vii) after notice by Sovereign and a reasonable opportunity to cure, you materially breached your obligations as set forth in this agreement or you failed to perform your duties as an employee of Sovereign.

Retention Payment:	You will receive a retention payment of $130,000 (less applicable deductions and withholdings) (“Retention Payment”) as follows: (i) Sovereign will pay you 50% of the Retention Payment on July 31, 2009 if you remain in an active working status as of that date; and (ii) Sovereign will pay you the remaining 50% of the Retention Payment on January 29, 2010 if you remain in an active working status as of that date. If you are terminated other than for cause or resign prior to January 29, 2010, Sovereign is prepared to pay you any portion of the Retention Payment that it has not previously paid to you, provided that you sign and return the Non-Competition Agreement attached hereto as Exhibit 1 within 15 days of your termination other than for cause or resignation.

Confidential Information:	In addition to any other applicable policies regarding Sovereign’s confidential or proprietary information, you agree that during and at any time after your employment with Sovereign, you will keep in confidence and will not, except as specifically authorized in writing by Sovereign or as otherwise required by law, disclose to any third party or use for the benefit of any third party or yourself any confidential or proprietary information about Sovereign (or its related entities) which you acquired, developed or created by reason of your employment, except for information that is or becomes public other than through your breach of this paragraph.

You agree not to disclose the terms of this agreement to anyone except your immediate family and your tax advisors or legal counsel, except as otherwise required by law. You further agree to instruct your immediate family and any tax advisors or legal counsel not to disclose this agreement, except as otherwise required by law.

You further agree to deliver promptly to Sovereign upon the termination of your employment for any reason or at any other time upon the request of Sovereign all documents, materials and computer media in any form (and all copies thereof) and all other property of Sovereign (or its related entities).

Notice Period:	In the event that you resign from Sovereign, you agree to provide Sovereign with 30 days notice of your resignation. Sovereign reserves the right, in its sole discretion, to designate this period as either a paid working or non-working notice period, or to reduce or waive the notice period, in whole or in part.

Restrictive Covenants:	In consideration of your continued employment, you agree that beginning on the date that you execute this agreement and: (i) continuing through 12 months after the last date of your employment, you will not directly or indirectly solicit or induce, or cause others to solicit or induce, any person who is employed or engaged by Sovereign (or its related entities) (or any person who was employed or engaged by Sovereign or its related entities within the last 12 months of your employment) to terminate his or her employment or engagement with Sovereign (or its related entities) or to accept employment with anyone or any entity other than Sovereign (or its related entities); or (ii) continuing through 6 months after the last date of your employment, you will not directly or indirectly solicit or do business or cause others to solicit or do business, with any client or potential client of Sovereign in connection with a business that is in direct or indirect competition with any active or planned business of Sovereign, where you serviced or had contact with such client(s) or potential client(s) during your employment with Sovereign. This restrictive covenant will apply in full force and effect as follows: section (i) will apply in the event that you resign or are terminated with or without cause as defined above; and section (ii) will only apply in the event that you resign or are terminated with cause as defined above.

Benefits:	You will continue to be eligible to participate in Sovereign’s benefits plans (e.g., health, dental, life and disability) and like benefits (e.g., parking, car allowance, club dues) in which you are currently participating, subject to their exclusions and limitations, as such plans and benefits may be amended, terminated or replaced by Sovereign from time to time in its sole discretion (provided that Sovereign will provide prior notice where required by the applicable plan documents).

Modification:	This agreement contains the entire understanding of the parties regarding the subject matter hereof and no terms may be modified except by a document signed by the parties and referring explicitly hereto. You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this agreement.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the State of Massachusetts (without regard to its conflicts of law principles). If any portion of this agreement is found to be unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then such portion will apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law. If any such portion cannot be modified to be enforceable, such portion will be deemed severed from this agreement and will not affect the validity or enforceability of the remainder of this agreement.
     Nothing in this agreement is intended to create a fixed term of employment at Sovereign. Your employment at Sovereign is on an at will basis, meaning that Sovereign will be free to terminate your employment at any time, with or without cause, and that you will be free to resign from your employment with Sovereign at any time.

     If you accept this offer, please sign and date this letter in the space provided below and, by no later than February 27, 2009, return a copy to me at Sovereign Bancorp, Inc., 75 State Street, Boston, Massachusetts 02109.
Sincerely yours,
Sovereign Bancorp, Inc.
Thomas J. McAuliffe
Executive Vice President and Managing Director of Human Resources

Accepted:	/s/ Patrick Sullivan	Date: Feb 12, 2009

Patrick Sullivan

Exhibit 1
Non-Competition Agreement
          In consideration of the payment of $130,000 (which is the unpaid balance of the Retention Payment set forth in my employment agreement with Sovereign Bancorp, Inc. (and/or its related entities, defined as “Sovereign”)), I agree that beginning on the date that I execute this agreement and continuing for the “Restricted Period” (as defined below), I will not directly or indirectly engage in any business (whether as an employee, consultant, director, member, partner or shareholder) that is in direct or indirect competition with any active or planned business of Sovereign. I acknowledge and agree that if I do not comply with the terms of this Non-Competition Agreement, Sovereign will be entitled to recover the payment set forth above.
          For purposes of this agreement, the “Restricted Period” means: (i) if my employment is terminated other than for cause or I resign prior to July 31, 2009, 12 months after the last date of my employment; or (ii) if my employment is terminated other than for cause or I resign on or after July 31, 2009 but prior to January 29, 2010, for 6 months after the last date of my employment.
          By signing below, I acknowledge that I have read, understand and agree to comply with the provisions of this agreement.

/s/ Patrick J. Sullivan	Feb 12, 2009
Signature	Date

Patrick Sullivan
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